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                      EXHIBIT 23-CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Alternative Resources Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-85078, 333-12693, 333-84967 and 333-84969) on Form S-8 of Alternative
Resources Corporation (the Company) of our reports March 23, 2001, relating to the consolidated balance sheets of Alternative Resources Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000. Form 10-K of Alternative Resources Corporation.
Our reports dated March 23, 2001 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financials statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
April 17, 2001.